Exhibit 10.1

MEGA TAX CREDIT AGREEMENT:  Cell Manufacturing Credit

A123 Systems, Inc.

This Agreement is between the Michigan Economic Growth Authority and A123 Systems, Inc., a Delaware Corporation.  As used in this Agreement, the Michigan Economic Growth Authority and A123 Systems, Inc. are sometimes referred to individually as “Party” and collectively as “Parties”.

The Michigan Economic Growth Authority Act, 1995 PA 24, as amended, created the MEGA with the power to provide tax credits to businesses involved in manufacturing, mining, research and development, wholesale and trade, office operations, qualified high-technology business, film and digital media production, or certain tourism attractions;

By Public Act 580 of 2008, an amendment to the Michigan Business Tax Act, 2007 PA 36, the Michigan Legislature determined that it is in the public interest to promote economic growth and to encourage private investment, job creation and job upgrading for Michigan residents by providing a credit against the Michigan Business Tax for a taxpayer that constructs an integrative cell manufacturing facility that includes anode and cathode manufacturing and cell assembly and create 300 new jobs in Michigan; and

The MEGA and the Company desire to set forth the terms and conditions of the tax credits that the MEGA authorized for the Company by Resolution dated April 14, 2009, as amended on September 22, 2009.

The Parties, therefore, agree as follows:

1.0          DEFINITIONS

(a)   “Act” means the Michigan Economic Growth Authority Act, 1995 PA 24, as amended as of the date this MEGA Tax Credit is awarded.

(b)   “Agreement” means this written agreement.

(c)   “Application” means any information submitted to the MEGA in support of the Company’s request for the MEGA Tax Credit.

(d)   “Business” means a proprietorship, joint venture, partnership, limited liability partnership, trust, business trust, syndicate, association, joint stock company, corporation, cooperative, limited liability company, or any other organization.

(e)   “Capital Investment” means expenses incurred during the tax year and included in this Agreement that are associated with facilities, equipment, tooling and engineering, and manufacturing, including salaries, contract services, taxes, utilities, raw materials and supplies.

(f)    “Cell Manufacturing Credit” means a credit against the Michigan Business Tax authorized by Section 434(5) of the Michigan Business Tax Act, 2007 PA 36, as amended.

(g)   “Certificate Application” means the written information submitted each year in support of the Company’s request for a Tax Credit Certificate that complies with Section 7.0 of this Agreement.

(h)   “Company” means A123 Systems, Inc., with the federal employer identification number 04-3583876.

(i)    “Effective Date” means November 20, 2009.

(j)    “Facility” means the Company’s locations in Michigan identified in Section 2.0(b)(4).

(k)   “MBT Act” means the Michigan Business Tax Act, 2007 PA 36, as amended.

(l)    “MEGA” means the Michigan Economic Growth Authority created by the Act.

(m)  “Person” means an individual or business.

(n)   “Project” means the project described in Section 2.0(b)(4) of this Agreement.

(o)   “Relocation” means the transfer of 51 percent or more of the of the 300 jobs related to the Project out of the State of Michigan.

(o)   “Tax Credit Certificate” means the certificate required to be issued by 2007 PA 36, as amended, which states that the Company is an authorized business, the amount of the MEGA Tax Credit authorized for a tax year, and the Company’s federal employer identification number or Michigan Treasury number.

(p)   “Term” means the time period beginning with the Effective Date and ending on the last day of the last tax year in which the Company is eligible to receive a MEGA Tax Credit under this Agreement.

2.0          REPRESENTATIONS

(a)   Representation by the MEGA.  The MEGA makes the following representations and warranties as of the Effective Date:

(1)   Existence and Power.  The MEGA is a public body established and acting pursuant to the Act.

(2)   Authority.  The MEGA had the necessary authority under the Act to grant Cell Manufacturing Credits as of the date of adoption of the Resolutions referred to herein and has taken all action necessary to authorize, execute and deliver this Agreement.

(3)   Tax Credit Certificate.  The MEGA will issue the Company’s initial Tax Credit Certificate, in the form attached to this Agreement, upon execution of this Agreement.

(b)   Representations by the Company.  The Company makes the following representations and warranties as of the Effective Date:

(1)   Existence and Power.  The Company validly exists and is in good standing under the laws of the State of Delaware and is qualified to transact business in Michigan.

(2)   Corporate Authority.  The Company’s execution, deliver and performance of this Agreement is authorized by all necessary corporate action and will not violate any provision of law or of the Company’s articles of incorporation or bylaws.

(3)   Full Disclosure.  Neither this Agreement nor the Application contain any untrue statement of or omit a material fact.

(4)   Project.  The Company will construct and equip an integrative cell manufacturing facility that includes anode and cathode manufacturing and cell assembly at locations which include 39000 W. Seven Mile Road in the City of Livonia, Wayne County and in other Wayne County communities including the City of Romulus, the Charter Township of Brownstown and the City of Belleville at additional costs to be determined.  The Company will create at least 300 new jobs in the State of Michigan in connection with the project.

3.0          CELL MANUFACTURING CREDIT

For four consecutive tax years, beginning in the Company’s tax year ending on or after January 1, 2012 and ending before January 1, 2016, the MEGA Board authorizes a Cell Manufacturing Credit for the Company equal to 50 percent of the Capital Investment for any tax year for the construction of the Facility, provided that:

(a)   In any tax year in which the Company is eligible to receive a Cell Manufacturing Credit, the amount of the Cell Manufacturing Credit received by the Company cannot exceed $25,000,000; and

(b)   The total Cell Manufacturing Credit received by the Company shall not exceed $100,000,000.

4.0          CONDITIONS OF THE MEGA TAX CREDIT

(a)   Eligibility.  The Company shall not be eligible for the MEGA Tax Credit described in Section 3.0 of this Agreement unless:

(1)   The Company creates 300 new jobs in the State of Michigan in connection with the project described in Section 2.0(b)(4) no later than December 31, 2016; and

(2)   The Company obtains a Tax Credit Certificate, as provided in Section 5.0.

(b)   Administrative Fee.  The Company shall pay a one-time administrative fee of $100,000 upon submission of its first Certificate Application.

5.0          TAX CREDIT CERTIFICATE

To obtain a Tax Credit Certificate in connection with the Cell Manufacturing Credit described in this Agreement, the Company shall provide a Certificate Application to the MEGA that satisfies the requirements of Section 7.0 of this Agreement.

6.0          AUDIT AND VERIFICATION

The information provided by the Company in connection with the Cell Manufacturing Credit is subject to audit and verification by the MEGA or its designee.  Upon reasonable advance notice the Company by the MEGA, the Company shall permit the MEGA or its designee, at the MEGA’s sole expense and during normal business hours, to inspect the Company’s files solely for the purpose of verifying eligibility for the Cell Manufacturing Credits authorized for the Company.

7.0          ANNUAL CERTIFICATE APPLICATION

(a)   For each year in which the Company seeks a Cell Manufacturing Credit under this Agreement, the Company shall complete a Certificate Application.

(b)   The Company shall file the Certificate Application with the MEGA at least 45 days prior to the day the Company’s Michigan Business Tax return is due to the Michigan Department of Treasury.  If the Michigan Department of Treasury grants the Company an extension of the deadline to file its Michigan Business Tax Return for the applicable tax year, the Company shall notify the MEGA of the extension and the Certificate Application must be filed with the MEGA at least 45 days prior to the extended deadline.

(c)   The form of the Certificate Application shall be as specified by the MEGA.  The Certificate Application must contain the following information:

(1)   An affidavit by the Company certifying the amount of Capital Investments in the year for which the Cell Manufacturing Credit is sought and in each preceding tax year commencing 2009.

(2)   A certification by an authorized officer of the Company that the information provided in the Certificate Application is accurate; and

(3)   Any other information reasonably related to determining the Cell Manufacturing Credit.

(d)   Within 45 days of its receipt of the Certificate Application, the MEGA shall determine whether the requirements of this Agreement and the Act have been met and, if so, will calculate the amount of the MEGA Tax Credit and issue a Tax Credit Certificate to the Company.

(e)   For each year for which a Cell Manufacturing Credit is available under this Agreement, the Company must submit a completed Certificate Application.  If the Company does not satisfy the requirements of this Agreement for a particular tax year, the MEGA will not issue a Tax Credit Certificate for that year and one year of the MEGA Tax Credit is forfeited.  The Company, however, will continue to be eligible for the Cell Manufacturing Credit in any remaining years for which the Cell Manufacturing Credit is available under this Agreement.

8.0          ADJUSTMENT, REDUCTION OR TERMINATION OF CREDITS

(a)   In the event that the Company fails to comply with the requirements of this Agreement, as determined by the MEGA, the Company shall repay to the State of Michigan an amount of the total Cell Manufacturing Credits received under this Agreement, as required by Section 9.0.

(b)   A Cell Manufacturing Credit is subject to adjustment in any tax year following the tax year in which a Tax Credit Certificate is issued if the MEGA finds that the information in which the Tax Credit Certificate was based was incorrect or cannot be verified.

(c)   If the MEGA determines that the Company misrepresented information in order to qualify for, or increase the amount of, a Cell Manufacturing Credit, the MEGA may terminate this Agreement and shall notify the Michigan Department of Treasury of the termination.

(d)   Prior to taking any adverse action against the Company under this Section, the MEGA shall provide the Company with written notice of its intended action and the basis of that action.  The Company shall have a reasonable opportunity to respond, as identified in the notice.

9.0          REPAYMENT PROVISIONS

Should a Relocation occur, the following shall apply:

(a)   If the Relocation occurs on or  before the end of the last year in which the Company may receive a MEGA Tax Credit under Section 3.0 of this Agreement, the company shall repay 100 percent of the total amount of the MEGA Tax Credit received;

(b)   If the Relocation occurs within 3 years after the end of the last year in which the Company may first receive a MEGA Tax Credit under Section 3.0 and Schedule A of this Agreement, the Company may repay up to 50 percent of the total amount, as determined by MEGA, of the total amount of the MEGA Tax Credit received.

This Section shall survive the termination of this Agreement.

10.0        MISCELLANEOUS

(a)   Carry-Forward/Refundable.  The Cell Manufacturing Credit described in this Agreement shall be claimed as permitted under the MBT Act.

(b)   No Limitation on Other Incentives.  The Cell Manufacturing Credit described in this Agreement is in addition to any other incentive authorized for the Company by the MEGA for other related or unrelated projects.

(c)   Reporting.  The Company shall provide the MEGA with information regarding its Cell Manufacturing Credit as the MEGA may reasonably require.

(d)   Assignment of MEGA Tax Credit.  The Cell Manufacturing Credit described in this Agreement shall not be transferred or assigned provided, however, that in the event of a merger or if a Person acquires all or substantially all of the assets of the Company in Michigan after the Effective Date, the MEGA shall authorize the transfer of the Company’s rights under this Agreement to that Person if:

(1) The Person agrees in writing to assume all of the duties and responsibilities of this Company under this Agreement; and

(2) The MEGA determines that the transfer is consistent with and will serve the purposes of the Act.

(e)   Severability.  If any clause, provision, or section of this Agreement is held invalid by any court, the invalidity of that clause, provision, or section shall not affect the remaining clauses, provisions, or sections of this Agreement and this Agreement shall be construed and enforced as if such invalid clause, provision, or section had not been contained in this Agreement.

(f)    Notices.  All notices or other communication provided in connection with this Agreement shall be deemed received when delivered, if delivered by registered or certified mail, postage prepaid, return receipt requested, or by messenger or professional courier services, addressed as follows:

TO MEGA:	Michigan Economic Development Corporation
Michigan Economic Growth Authority
300 North Washington Square
Lansing, Michigan 48913
ATTN: MEGA Board Secretary

TO Company:	A123 Systems, Inc.
Attn: Eric J. Pyenson, Vice President & General Counsel
Arsenal on the Charles
321 Arsenal Street
Watertown, MA 02472
epyenson@a123systems.com

(g)   Entire Agreement and Amendment.  Subject to the Act, this Agreement, including the attached Schedules, is the entire agreement between the Parties with respect to the subject matter described herein and supersedes any previous agreements.  This Agreement may not be amended without the written consent of the Parties.

(h)   Captions.  The captions in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement.

(i)    Interpretation.  This Agreement shall be governed and interpreted in accordance with the laws of the State of Michigan.

MICHIGAN ECONOMIC GROWTH AUTHORITY

/S/ Peter Anastor
Peter Anastor, Secretary

A123 Systems, Inc.

/S/ Michael Rubino
Michael Rubino
Chief Financial Officer